Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RECORD RESULTS FOR SECOND QUARTER 2007,
ANNOUNCES AGREEMENT TO PURCHASE ADDITIONAL SOUTH TEXAS ASSETS AND PROVIDES GUIDANCE AND OPERATIONAL UPDATE

DENVER, August 2, 2007– St. Mary Land & Exploration Company (NYSE: SM) today reports record net income of $59.2 million, or $0.91 per diluted share, for the second quarter of 2007.  The Company also announces that it has entered into an agreement for the acquisition of additional oil and natural gas assets in South Texas for $153.1 million.

“In the second quarter of 2007, St. Mary set new quarterly records for net income, discretionary cash flow and production.  Importantly, these were records both in absolute terms and on a per share basis.  These financial results emphasize the benefits we derive from our balanced oil and natural gas portfolio, while our production results demonstrate our focus on executing our 2007 business plan,” commented Tony Best, President and CEO.  “The South Texas acquisition we are announcing is a great fit with our existing South Texas assets.  The assets will be acquired at an attractive cost and provide us with meaningful running room in an area where we are increasing our presence.  I am pleased with what we have accomplished during this quarter and the first half of 2007, and am looking forward to what I believe will be a successful second half of 2007.”

SECOND QUARTER RESULTS

St. Mary announces second quarter 2007 earnings of $59.2 million or $0.91 per diluted share.  Second quarter 2006 earnings were $40.1 million or $0.61 per diluted share.  Year over year, the second quarter of 2007 benefited from a higher average realized equivalent price than the comparable quarter last year.  Total lease operating and transportation expense was flat between the two periods.  General and administrative expense increased as a result of increased headcount and the recognition of compensation expense attributable to vesting of equity compensation costs in the quarter.  Depletion and depreciation expense rose significantly from the second quarter of 2006 to the second quarter of 2007 as properties that have been drilled or acquired in a higher finding cost environment become a larger portion of our production.  The largest variance between the second quarters of 2006 and 2007 was the significant charge related to the change in the Net Profits Plan liability in the second quarter of 2006.  In the second quarter of 2007, the Company recognized a slight benefit related to the change in the Net Profits Plan liability as a result of higher operating costs impacting the underlying reserves attributed to the program.  Adjusted net income, which adjusts for significant non-cash and non-recurring items, was $55.3 million or $0.85 per diluted share for the second quarter of 2007 compared to $47.8 million or $0.73 per diluted share for the comparable period in 2006.  Revenues for the second quarter of 2007 were $247.2 million, which includes $6.3 million of gain related to our global settlement with insurers for properties damaged or destroyed by Hurricane Rita in 2005.   Revenues in the second quarter of 2006 were $193.4 million and included $6.4 million related to the sale of proved properties.  Discretionary cash flow increased to $163.6 million in the second quarter of 2007 from $135.5 million in the same period of the preceding year, an increase of 21 percent.  Net cash provided by operating activities increased to $156.2 million in the second quarter of 2007 from $87.1 million in the second quarter of 2006.  Adjusted net income and discretionary cash flow are non-GAAP financial measures – please refer to the respective reconciliations to their nearest comparable GAAP financial measures in the Financial Highlights section at the end of this release for explanations as to why the Company believes these non-GAAP measures are meaningful.

Oil and gas production during the second quarter of 2007 averaged 286.1 million cubic feet of gas equivalent per day (MMCFE/d), an increase of 15% from 248.3 MMCFE/d in the comparable 2006 period and 1% higher than the 283.1 MMCFE/d in the first quarter of 2007.  This is the sixth consecutive quarter in which the Company has increased production.  Average prices realized, inclusive of hedging activities, during the quarter were $7.68 per Mcf and $59.97 per barrel, 10% and 1% higher, respectively, than the realized prices in the second quarter of 2006.  Average prices excluding hedging activities were $7.09 per Mcf and $61.11 per barrel during the quarter, which are 14% higher and 4% lower, respectively, than the same quarter last year.

 SOUTH TEXAS ACQUISITION

St. Mary has entered into an agreement for the acquisition of additional oil and natural gas properties in South Texas for $153.1 million.  The transaction is scheduled to close in early October of 2007.  The properties target natural gas in the Olmos formation and are adjacent to our recently acquired Catarina Field assets located in Webb and Dimmit Counties, Texas.  Highlights of the acquisition are as follows:

•	Purchase price of $153.1 million to be funded with cash on hand and bank borrowings under the Company’s existing credit facility.

•	Average working interest of 98% and average net revenue interest of 77%.

•	Net leasehold of 56,799 net acres.

•	259 producing wells with current net daily production of 9.2 MMCFE/d (97% natural gas).

•	Significant inventory of proved drilling locations, with probable and possible upside potential as follows:

Resource Category	Gross Locations	Est. Net Resource (BCFE)
PROVED DEVELOPED	259	37.8
PROVED UNDEVELOPED	151	57.0
TOTAL PROVED	410	94.8

PROBABLE	48	41.1
POSSIBLE	58	24.9
TOTAL 3P	516	160.8

•	Estimated completed well cost of $0.6 million per well with $1.55 per MCFE in operating costs, inclusive of severance taxes.

•	Capital expenditure related to drilling activity in 2007 is expected to be approximately $6.0 million.

•	The acquisition is expected to add approximately 0.7 BCFE to our 2007 production forecast, resulting in an increase of our production guidance for the year, to a range of 104.5 BCFE to 106.5 BCFE.

•
Consistent with historical practice, the Company has hedged the first three years of risked natural gas production related to this acquisition using swaps at weighted-average NYMEX prices on a per MMBtu basis of $7.22, $8.54, $8.74, and $8.51 for the remainder of 2007, 2008, 2009, and through August 2010, respectively.  Natural gas liquids have been hedged for a period of one year.

•	The initial plan will be to operate one drilling rig in the field for the remainder of 2007 and increasing to two rigs in January of 2008.

GUIDANCE UPDATE

The Company’s forecasts for the third quarter and the full year 2007 are shown below.  This guidance includes the impact of the South Texas acquisition referred to above.

	3rd Quarter	Year
Oil and gas production	25.5 – 27.5 BCFE	104.5 – 106.5 BCFE
Lease operating expenses,
including transportation	$1.36 - $1.41/MCFE	$1.37 - $1.43/MCFE
Production taxes	$0.60 - $0.65/MCFE	$0.57 - $0.62/MCFE
General and administrative exp.	$0.46 - $0.52/MCFE	$0.46 - $0.51/MCFE
Depreciation, depletion, & amort.	$2.17 - $2.22/MCFE	$2.13 - $2.18/MCFE

St. Mary estimates the basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the third quarter of 2007 will be $5.50 to $6.50 per barrel of oil and $0.60 to $0.70 per Mcf of gas.

Below is an updated summary hedging schedule for the Company, which includes hedges associated with the South Texas acquisition mentioned above.  All the prices in the table below have been converted to a NYMEX equivalent for ease of comparison using current quality and transportation differentials.  The majority of the oil trades are settled against NYMEX.  The gas contracts have been executed to settle against regional delivery points that correspond with production areas of the Company, thereby reducing basis risk.  For detailed schedules on the Company’s hedging program, please refer to the Form 10-Q for the period ended June 30, 2007, which is expected to be filed with the Securities and Exchange Commission on or about August 3, 2007.

Oil Swamps - NYMEX Equivalent			Oil Collars - NYMEX Equivalent

	Bbls	$/Bbl		Bbls	$/Bbl	$/Bbl
2007			2007
Q3	437,684	$62.86	Q3	716,000	$51.58	$72.78
Q4	474,620	$64.68	Q4	689,000	$51.58	$72.81
2008	1,795,000	$69.17	2008	1,668,000	$50.00	$69.82
2009	1,363,000	$67.74	2009	1,526,000	$50.00	$67.31
2010	1,239,000	$66.47	2010	1,367,500	$50.00	$64.91
2011	1,032,000	$65.36	2011	1,236,000	$50.00	$63.70

Natural Gas Swamps - NYMEX Equivalent			Natual Gas Collars - NYMEX Equivalent

	MMBTU	$/MMBTU		MMBTU	$/MMBTU	$/MMBTU
2007			2007
Q3	4,600,000	$8.69	Q3	3,180,000	$8.32	$10.23
Q4	4,990,000	$9.12	Q4	3,000,000	$8.34	$10.29
2008	14,760,000	$8.89	2008	10,920,000	$7.34	$10.49
2009	12,030,000	$8.64	2009	9,110,000	$6.00	$10.00
2010	4,670,000	$8.27	2010	7,825,000	$5.87	$8.16
2011	880,000	$6.93	2011	6,625,000	$5.83	$7.07

Natural Gas Liquid Swaps - Mont. Belvieu

	Bbls	$/Bbl
2007
Q3	91,255	$38.53
Q4	132.888	$39.49
2008	589,081	$38.80
2009	292,202	$36.17

OPERATIONAL UPDATE

St. Mary provided an operational update in its July 16, 2007 press release.  Since that update, the Company has had additional results in several of its highlighted plays.

In the Arkoma program in the Mid-Continent, one of the four horizontal wells that were completing in the Woodford Shale as of the last operational update has now been completed.  The Duncan Shores 1-1 (SM 81% WI) was drilled and completed using a design similar to that used for successful industry wells in the play.  The well had an average initial 10-day sales rate of 2.3 MMCFE/d, which compares favorably to the average rates of better wells in the field.  The horizontal Woodford Shale program is still in its early stages and the majority of the potential in this play is classified as either probable or possible.  The Company is encouraged by the results from this new well and is continuing to work on determining the optimal drilling and completion techniques for the play.  Two of the three remaining wells being completed utilize a similar drilling and completion design as the Duncan Shores well and the third is experimenting with an alternative completion design.  St. Mary anticipates two operated rigs running in the play for the remainder of the year.

In the James Lime play in the ArkLaTex region, the Company continues to realize positive results.  In recent months St. Mary has successfully completed wells which validate areas outside of where the Company has traditionally operated in the James Lime trend.  The St. Mary operated George Smith 1 well (SM 67% WI) was completed at an average 10-day rate of 3.6 MMCFE/d.  The Company-operated Middlebrook 1-H (SM 29% WI) was completed last week and has been producing to sales at an average rate of 4.5 MMCFE/d.  The Middlebrook well was completed in fewer days and for less cost than had been budgeted.  St. Mary continues to be a leader in this play and is actively working to expand its presence in the trend.

Below is an updated schedule as of June 30, 2007 detailing the Company’s 3P Drilling Potential and Estimated Future Gross Locations, which is intended to give visibility to and a sense of scale of some of St. Mary’s larger drilling programs.  See the section “Information About Reserves” below for descriptions of these terms.

Program	Region	3P Drilling Potential (Bcfe)	Estimated Future Gross Locations
Elm Grove	ArkLaTex	173	642
Atoka/Granite Wash	Mid-Continent	218	533
James Lime	ArkLaTex	92	78
Sweetie Peck	Permian	139	248
Olmos Gas	Gulf Coast	130	345
Hanging Woman Basin	Rockies	790	~3,000*
Horizontal Arkoma	Mid-Continent	594	537
* This number could vary significantly depending on implementation of multi-seam completion techniques.

CONFERENCE CALL

As previously announced, the St. Mary second quarter 2007 earnings teleconference call is scheduled for August 3, 2007 at 8:00 am (MDT).  The call participation number is 888-424-5231. A replay of the conference call will be available two hours after the completion of the call, 24 hours per day through August 17 at 800-642-1687, conference number 6480066.  International participants can dial 706-634-6088 to take part in the conference call, and can access a replay of the call at 706-645-9291, conference number 6480066.  In addition the call will be broadcast live at St. Mary’s website at www.stmaryland.com and this press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News—Press Releases.”  An audio recording of the conference call will be available at that site through August 17.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan,” “evaluate,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the pending nature of the announced acquisition of properties in South Texas as well as the ability to complete this transaction, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration and hedging strategies, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A  and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INFORMATION ABOUT RESERVES

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

St. Mary uses in this press release the terms “probable”, “possible”, and “3P” reserves, which SEC guidelines prohibit from being included in filings with the SEC.  Probable reserves are unproved reserves which are more likely than not to be recoverable.  Possible reserves are unproved reserves which are less likely to be recoverable than probable reserves.  Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.  In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

3P Drilling Potential should be thought of as reserves net to St. Mary and characterized as of June 30, 2007, as either proved undeveloped, probable, or possible reserves that could be produced through future drilling and capital spending.  Estimated Future Gross Locations should be thought of as the number of gross drilling locations categorized as either proved undeveloped, probable and possible reserves as of June 30, 2007.

PR-07-15
###

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2007
(Unaudited)

Production Data	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
	2007	2006	Percent Change	2007	2006	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$61.11	$63.68	-4%	$56.85	$60.22	-6%
Gas (per Mcf)	$7.09	$6.20	14%	$6.96	$6.86	1%

Average realized sales price, net of hedging:
Oil (per Bbl)	$59.97	$59.62	1%	$56.28	$56.96	-1%
Gas (per Mcf)	$7.68	$6.96	10%	$7.86	$7.59	4%

Production:
Oil (MBbls)	1,698	1,429	19%	3,407	2,957	15%
Gas (MMcf)	15,848	14,023	13%	31,068	26,812	16%
MMCFE (6:1)	26,033	22,595	15%	51,509	44,556	16%

Daily production:
Oil (Bbls per day)	18,655	15,698	19%	18,823	16,339	15%
Gas (Mcf per day)	174,150	154,102	13%	171,645	148,132	16%
MCFE per day (6:1)	286,082	248,292	15%	284,581	246,168	16%

Margin analysis per MCFE:
Average realized sales price, before hedging	$8.30	$7.88	5%	$7.96	$8.13	-2%

Average realized price, net of hedging	$8.58	$8.09	6%	$8.46	$8.35	1%
Lease operating expense and transportation	1.37	1.37	0%	1.45	1.36	7%
Production taxes	0.56	0.54	4%	0.55	0.54	2%
General and administrative	0.53	0.46	15%	0.48	0.48	0%
Operating margin	$6.12	$5.72	7%	$5.98	$5.97	0%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$2.10	$1.59	32%	$2.01	$1.58	27%

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2007
(Unaudited)

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Operating revenues:
Oil and gas production revenue	$216,154	$177,957	$409,860	$362,022
Realized oil and gas hedge gain	7,303	4,875	25,987	9,980
Marketed gas system revenue	15,967	3,167	23,826	9,234
Gain on sale of proved properties	-	6,432	-	6,432
Other revenue	7,730	950	8,487	(699)
Total operating revenues	247,154	193,381	468,160	386,969

Operating expenses:
Oil and gas production expense	50,328	43,278	102,648	84,492
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	54,657	35,910	103,616	70,301
Exploration	13,643	15,319	34,412	26,106
Impairment of proved properties	-	-	-	1,289
Abandonment and impairment of unproved properties	1,465	1,262	2,949	2,448
General and administrative	13,697	10,429	24,838	21,215
Change in Net Profits Plan liability	(1,160)	14,059	3,805	21,080
Marketed gas system expense	14,940	2,829	22,176	8,016
Unrealized derivative loss	1,200	4,791	5,104	5,261
Other expense	401	419	1,117	990
Total operating expenses	149,171	128,296	300,665	241,198

Income from operations	97,983	65,085	167,495	145,771

Nonoperating income (expense):
Interest income	154	540	257	1,364
Interest expense	(3,750)	(1,549)	(9,803)	(2,928)

Income before income taxes	94,387	64,076	157,949	144,207
Income tax expense	(35,152)	(23,996)	(58,764)	(53,601)

Net income	$59,235	$40,080	$99,185	$90,606

Basic weighted-average common shares outstanding	63,583	57,082	60,316	57,157

Diluted weighted-average common shares outstanding	65,120	66,950	65,015	67,145

Basic net income per common share	$0.93	$0.70	$1.64	$1.59

Diluted net income per common share	$0.91	$0.61	$1.54	$1.38

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2007
(Unaudited)

Consolidated Balance Sheets
(In thousands)	June 30,	December 31,
ASSETS	2007	2006
Current assets:
Cash and cash equivalents	$26,179	$1,464
Short-term investments	1,143	1,450
Accounts receivable	137,333	142,721
Refundable income taxes	6,908	7,684
Prepaid expenses and other	21,587	17,485
Accrued derivative asset	29,454	56,136
Total current assets	222,604	226,940

Property and equipment (successful efforts method), at cost:
Proved oil and gas properties	2,320,523	2,063,911
Less - accumulated depletion, depreciation, and amortization	(709,217)	(630,051)
Unproved oil and gas properties, net of impairment allowance
of $9,790 in 2007 and $9,425 in 2006	110,471	100,118
Wells in progress	150,765	97,498
Other property and equipment, net of accumulated depreciation
of $10,734 in 2007 and $9,740 in 2006	8,487	6,988
	1,881,029	1,638,464

Noncurrent assets:
Goodwill	9,452	9,452
Accrued derivative asset	4,932	16,939
Other noncurrent assets	13,614	7,302
Total noncurrent assets	27,998	33,693

Total Assets	$2,131,631	$1,899,097

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$226,080	$171,834
Short-term note payable	-	4,469
Accrued derivative liability	24,669	13,100
Deferred income taxes	2,713	14,667
Total current liabilities	253,462	204,070

Noncurrent liabilities:
Long-term credit facility	96,000	334,000
Senior convertible notes	287,500	99,980
Asset retirement obligation	81,205	77,242
Net Profits Plan liability	164,388	160,583
Deferred income taxes	246,508	224,518
Accrued derivative liability	95,480	46,432
Other noncurrent liabilities	8,284	8,898
Total noncurrent liabilities	979,365	951,653

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 63,648,218 shares in 2007 and 55,251,733 shares in 2006;
outstanding, net of treasury shares: 63,424,510 shares in 2007
and 55,001,733 shares in 2006	636	553
Additional paid-in capital	156,022	38,940
Treasury stock, at cost: 223,708 shares in 2007 and 250,000 shares in 2006	(3,350)	(4,272)
Retained earnings	791,269	695,224
Accumulated other comprehensive income (loss)	(45,773)	12,929
Total stockholders' equity	898,804	743,374

Total Liabilities and Stockholders' Equity	$2,131,631	$1,899,097

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2007
(Unaudited)

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Reconciliation of net income to net cash provided
by operating activities:
Net income	$59,235	$40,080	$99,185	$90,606
Adjustments to reconcile net income to net cash
provided by operating activities:
Gain on insurance settlement	(6,325)	-	(6,325)	-
Gain on sale of proved properties	-	(6,432)	-	(6,432)
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	54,657	35,910	103,616	70,301
Exploratory dry hole expense	1,651	3,394	11,220	3,640
Impairment of proved properties	-	-	-	1,289
Abandonment and impairment of unproved properties	1,465	1,262	2,949	2,448
Unrealized derivative loss	1,200	4,792	5,104	5,261
Change in Net Profits Plan liability	(1,160)	14,059	3,805	21,080
Stock-based compensation expense	3,312	3,195	6,279	6,392
Deferred income taxes	31,220	20,853	52,457	34,683
Other	(2,571)	(737)	(2,696)	(603)
Changes in current assets and liabilities:
Accounts receivable	4,745	22,782	12,507	49,681
Refundable income taxes	775	(18,332)	775	(18,332)
Prepaid expenses and other	(7,439)	(9,094)	(5,120)	(8,678)
Accounts payable and accrued expenses	18,330	(12,790)	2,327	(20,748)
Income tax benefit from the exercise of stock options	(2,849)	(11,832)	(3,762)	(14,236)
Net cash provided by operating activities	156,246	87,110	282,321	216,352

Cash flows from investing activities:
Proceeds from insurance settlement	7,049	-	7,049	-
Proceeds from sale of oil and gas properties	-	182	324	182
Capital expenditures	(143,800)	(94,262)	(278,983)	(181,565)
Acquisition of oil and gas properties	(29,864)	(4,500)	(31,050)	(4,771)
Deposits to short-term investments available-for-sale	(1,138)	-	(1,138)	-
Receipts from short-term investments available-for-sale	1,450	-	1,450	-
Other	1	-	17	22
Net cash used in investing activities	(166,302)	(98,580)	(302,331)	(186,132)

Cash flows from financing activities:
Proceeds from credit facility	273,914	108,000	292,914	108,000
Repayment of credit facility	(527,914)	(57,000)	(530,914)	(57,000)
Repayment of short-term note payable	-	-	(4,469)	-
Income tax benefit from the exercise of stock options	2,849	11,832	3,762	14,236
Proceeds from issuance of convertible debt	281,194	-	281,194	-
Proceeds from sale of common stock	4,599	12,876	5,378	14,919
Repurchase of common stock	-	(120,616)	-	(120,616)
Dividends paid	(3,140)	(2,859)	(3,140)	(2,859)
Net cash provided by (used in) financing activities	31,502	(47,767)	44,725	(43,320)

Net change in cash and cash equivalents	21,446	(59,237)	24,715	(13,100)
Cash and cash equivalents at beginning of period	4,733	61,062	1,464	14,925
Cash and cash equivalents at end of period	$26,179	$1,825	$26,179	$1,825

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2007
(Unaudited)

Discretionary Cash Flow
(In thousands)

Reconciliation of Discretionary Cash Flow (Non-GAAP)	For the Three Months		For the Six Months
to Net Cash Provided by Operating Activities (GAAP):	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Discretionary cash flow (Non-GAAP) (1)	$163,572	$135,466	$307,807	$258,165

Gain on insurance proceeds	(6,325)		(6,325)
Gain on property sales	-	(6,432)	-	(6,432)
Exploration expense, excluding exploratory
dry hole expense	(11,992)	(11,924)	(23,192)	(22,465)
Other	(2,571)	(734)	(2,696)	(603)
Changes in current assets and liabilities	13,562	(29,266)	6,727	(12,313)
Net cash provided by operating activities (GAAP)	$156,246	$87,110	$282,321	$216,352

Net cash used in investing activities	$(166,302)	$(98,580)	$(302,331)	$(186,132)

Net cash provided by (used in) financing activities	$31,502	$(47,767)	$44,725	$(43,320)

(1) Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO liability accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative (gain) loss. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary’s ability to internally generate funds for exploration, development, and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of Net Income (GAAP)	For the Three Months		For the Six Months
to Adjusted Net Income (Non-GAAP):	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Reported Net Income (GAAP)	$59,235	$40,080	$99,185	$90,606

Change in Net Profits Plan liability	(1,160)	14,059	3,805	21,080
Unrealized derivative loss	1,200	4,791	5,104	5,261
Gain on sale of proved property	-	(6,432)	-	(6,432)
Hurricane insurance settlement (2)	(6,325)	-	(6,325)	-

Total of Adjustments	(6,285)	12,418	2,584	19,909

Benefit (expense) from tax effect on adjustments	2,341	(4,650)	(961)	(7,400)

Adjusted Net Income (Non-GAAP) (3)	$55,291	$47,848	$100,808	$103,115

Adjusted Net Income Per Share (Non-GAAP)
Basic	$0.87	$0.84	$1.67	$1.80
Diluted	$0.85	$0.73	$1.56	$1.56

Average Number of Shares Outstanding
Basic	63,583	57,082	60,316	57,157
Diluted	65,120	66,950	65,015	67,145

(2)	Included within line item Other revenue on the Consolidated Statements of Operations.

(3)	Adjusted net income is calculated as net income adjusted for significant non-cash and non-recurring items. Examples of non-cash charges include non-cash gains or losses resulting from changes in Net Profit Plan liability and unrealized derivative gains and losses. Examples of non-recurring items include gains from sales of properties and insurance settlements. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of St. Mary's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.